Exhibit 99.2

FOR IMMEDIATE RELEASE

Group 1 Automotive to Host 2025 Analyst Day and Ring NYSE Closing Bell
HOUSTON, TX, February 13, 2025 - Group 1 Automotive, Inc. (NYSE: GPI) (“Group 1” or the “Company”), a Fortune 250 automotive retailer with 258 dealerships located in the U.S. and U.K., today announced that Daryl Kenningham, Group 1’s President and Chief Executive Officer, and the Company’s senior management team will host an Analyst Day event for invited only, sell-side equity analysts, on February 13, 2025 at the New York Stock Exchange.
Group 1’s Analyst Day will include a discussion of the Company’s 2024 financial performance, 2025 priorities, an update on the Company’s U.K. restructuring activities and a question-and-answer session. A copy of the presentation has been posted to the Company’s investor relation’s website at: https://www.group1corp.com/company-presentations.
Closing Bell Ceremony
In celebration of the Company’s Analyst Day, Group 1’s President and Chief Executive Officer, Daryl Kenningham, will ring The Closing Bell® at the New York Stock Exchange at 4:00 p.m. ET on February 13, 2025. A live stream of The Closing Bell® can be viewed at https://www.nyse.com/bell.
ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns and operates 258 automotive dealerships, 330 franchises, and 39 collision centers in the United States and the United Kingdom that offer 35 brands of automobiles. Through its dealerships and omni-channel platform, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.
Group 1 discloses additional information about the Company, its business, and its results of operations at www.group1corp.com, www.group1auto.com, www.group1collision.com, www.acceleride.com, and www.facebook.com/group1auto.
FORWARD-LOOKING STATEMENTS
All statements in this press release related to future, not past, events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on our current expectations and assumptions regarding our business, the economy and other future conditions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements. For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Terry Bratton
Manager, Investor Relations
Group 1 Automotive, Inc.
ir@group1auto.com
Media contacts:
Pete DeLongchamps
Senior Vice President, Financial Services and Manufacturer Relations
Group 1 Automotive, Inc.
pdelongchamps@group1auto.com

Kimberly Barta
Head of Marketing and Communications
Group 1 Automotive, Inc.
kbarta@group1auto.com

or

Clint Woods
Pierpont Communications, Inc.
713-627-2223
cwoods@piercom.com

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